              DODGE & COX                             DODGE & COX
              Income Fund
---------------------------------------  ---------------------------------------

                                                      Income Fund

                                                    Established 1989

                                         ---------------------------------------


                                         ---------------------------------------


              Dodge & Cox
          Investment Managers
               35th Floor
           One Sansome Street
             San Francisco
            California 94104
             (415) 981-1710
                                                   7th Annual Report
        For Fund literature and                    December 31, 1995
       information, please call:
             (800) 621-3979                               1995
---------------------------------------  ---------------------------------------

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


    To Our Shareholders
    ----------------------------------------------------------------------------

    Reflecting the bond market's recovery from a weak performance in 1994, the Dodge & Cox Income Fund provided its shareholders a total return of 20.2% for 1995. This outpaced the 18.5% total return of the Lehman Brothers Aggregate Bond (LBAG) Index, a broad-based index composed of investment grade bonds that serves as a proxy for the overall market. The Income Fund and the LBAG Index annual returns for one, five and seven years are shown on page 3 of this report.

    The net asset value of the Fund rose from $10.74 at the end of 1994 to $12.02 as of December 31, 1995. In addition, the Fund paid dividends of $0.78 per share from investment income and $0.06 per share from net realized short and long-term capital gains. At year-end, the Fund's total net assets were valued at $303 million.

    Falling Interest Rates Propel Strong Returns

    The strong performance of the bond market--and the Dodge & Cox Income Fund-- was largely attributable to a combination of slowing economic growth and low inflation. After expanding at a robust 5.1% annual pace in the fourth quarter of 1994, U.S. gross domestic product (GDP) grew at a more modest annualized rate of 2.7% through the end of September 1995. Inflation, as measured by the Consumer Price Index, remained steady, posting a 2.5% increase for 1995.

    This slowing GDP growth and restrained inflation, coupled with two interest rate reductions by the Federal Reserve Board, fueled a powerful rally in the bond market. Interest rates declined across the maturity spectrum: from year-end 1994 to year-end 1995, thirty year U.S. Treasury rates fell from 7.88% to 5.95% while two year U.S. Treasury rates declined from 7.70% to 5.15%. As a result of the large drop in interest rates, prices of fixed-income securities soared, with the largest price increases recorded by longer-maturity bonds. This price appreciation was the primary driver of the Fund's 20.2% total return in 1995.

    Underlying the price appreciation are two key factors that helped the Fund outperform the LBAG Index:

         . Longer-than-market duration: Because a relatively high percentage of the Fund's holdings are in longer-maturity bonds, which had greater price appreciation than short-term securities, the decline in interest rates boosted the net asset value of the Fund more dramatically than that of the overall market.

         . Good security selection: Our focus on both credit fundamentals and the structure of individual securities contributed to the Fund's higher returns as the Fund's non-callable and call-protected corporate and mortgage-backed securities outperformed callable ones.

    The Fund's higher-than-market yield added modestly to relative performance this year, but we believe it will be an important source of relative return over longer time periods.

    1995 Review and Portfolio Changes

    Sector allocations within the Fund remained relatively constant during 1995 with roughly 34% - 40% allocations to each of the corporate and mortgage-backed sectors and 19% - 25% to the U.S. Treasury sector.

    The corporate sector was the best performer for the Fund in 1995, reflecting both our focus on long-duration corporate securities and reductions in the yield premiums on many of the Fund's corporate holdings. Time


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


    Warner Entertainment and AMR, two of the Fund's higher-yielding corporate holdings, had particularly strong returns. The prices of both benefited from their long-maturity, non-callable structure and significant improvement in the market's perception of their creditworthiness. We had previously identified this value through the comprehensive, fundamental credit research of our in-house analysts. We added to existing corporate positions during the year and established new positions in May Department Stores and Norwest Bank. Caterpillar and Bank of Boston were sold, as we believed their valuations fully reflected optimistic scenarios about their futures.

    Despite 1995's rapidly falling rates, an environment that can be troublesome for securities vulnerable to prepayments, mortgage-backed securities made significant contributions to the Fund's return. Security selection proved to be the key in this regard as our focus on embedded call protection and average life stability ensured that these securities participated fully in 1995's rally. Short, well-seasoned mortgage pass-throughs, which have good defensive qualities, returned between 9% and 15% for the year. The Fund's collateralized mortgage obligations (CMOs), which primarily have five-to-ten year average lives, contributed total returns of between 19% and 27% for the year.

    New positions in the mortgage-backed securities sector included two purchases of V.A. Vendees--CMOs issued by the Department of Veteran Affairs and collateralized by mortgage loans that carry a U.S. Government guarantee. The borrowers whose mortgage payments provide the cash flow for these CMOs have proven less responsive to refinancing opportunities; this has added to the stability and attractiveness of these securities.

    While maintaining the duration of the Fund longer than that of the broad market throughout 1995, we did take several opportunities to lower the Fund's price sensitivity to interest rates as the year progressed. We moved the Fund's duration from 115% of the LBAG Index's duration at the beginning of the year to 110% in June and reduced it further in December. While we have not abandoned the possibility of lower interest rates in the future, we considered it prudent to reduce modestly the duration of the Fund, given the current levels of both real and nominal rates.

    Looking Ahead

    In closing, we would like to remind shareholders that 1995's returns were unusually strong. With nominal interest rates and the Fund's yield significantly lower than a year ago, it is highly unlikely that the Fund in 1996 and beyond will see a repeat of the large total return of 1995. Nonetheless, our investment philosophy will not waver. We construct the Fund's portfolio security-by-security, relying upon diligent, fundamental research to identify issuers or sectors where we believe the market underestimates creditworthiness or total return potential. We will do this while maintaining the Fund's high average quality, diversification, and higher-than-market yield. And finally, we will continue to invest with a focus on the long-term return potential of securities.

    We would like to recognize and thank a distinguished member of the Board of Directors who resigned at the end of 1995. Robert C. Harris served as a Director of the Fund since the Fund's inception in 1989. We have valued his wise counsel and wish him well in the future.

    Thank you for your continued confidence in the Dodge & Cox Income Fund. As always, we welcome your comments and suggestions.

                                      For the Board of Directors,

                                      /s/ A. Horton Shapiro

January 23, 1996                      A. Horton Shapiro, President


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


    Investment Performance Since Inception
    ----------------------------------------------------------------------------

    Comparison of change in value of a $10,000 investment in the Dodge & Cox Income Fund and the Lehman Brothers Aggregate Bond (LBAG) Index



                             [GRAPH APPEARS HERE]

              Dodge & Cox       LBAG
Year          Income Fund       Index
88            $  10,000         $  10,000
89               11,409            11,454
90               12,255            12,480
91               14,453            14,477
92               15,581            15,549
93               17,348            17,065
94               16,847            16,567
95               20,251            19,628


    Average annual total return for periods ended December 31, 1995            1 Year      5 Years     7 Years
    ----------------------------------------------------------------------------------------------------------
    Dodge & Cox Income Fund                                                    20.21%      10.57%      10.61%
    LBAG Index                                                                 18.48        9.48       10.11

    The chart covers the period from January 1, 1989 to December 31, 1995. It compares a $10,000 investment made in the Dodge & Cox Income Fund to a $10,000 investment made in the Lehman Brothers Aggregate Bond Index (a broad based index composed of investment grade bonds). The chart and average annual total return figures include the reinvestment of dividend and capital gain distributions. These results represent past performance; past performance is no guarantee of future results. Investment return and share price will vary, and shares may be worth more or less at redemption than at original purchase.


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


                   Financial Highlights                                                                  Year Ended December 31,
                   -------------------------------------------------------------------------------------------------------------
                                                                                    1995      1994      1993      1992      1991
Selected data      NET ASSET VALUE, BEGINNING OF YEAR...........................  $10.74    $11.89    $11.55    $11.59    $10.61
and ratios for a   Income from investment operations:
share outstanding  Net investment income........................................     .78       .77       .78       .82       .81
throughout         Net realized and unrealized gain (loss) on investments.......    1.34     (1.11)      .51       .05      1.02
each year                                                                         ------    ------    ------    ------    ------
                   Total income (loss) from investment operations...............    2.12      (.34)     1.29       .87      1.83
                                                                                  ------    ------    ------    ------    ------
                   Distributions:
                   Dividends from net investment income.........................    (.78)     (.76)     (.78)     (.82)     (.82)
                   Distributions from net realized gain on investments..........    (.06)     (.05)     (.17)     (.09)     (.03)
                                                                                  ------    ------    ------    ------    ------
                   Total distributions..........................................    (.84)     (.81)     (.95)     (.91)     (.85)
                                                                                  ------    ------    ------    ------    ------
                   NET ASSET VALUE, END OF YEAR.................................  $12.02    $10.74    $11.89    $11.55    $11.59
                                                                                  ======    ======    ======    ======    ======

                   TOTAL RETURN.................................................%  20.21     (2.89)    11.34      7.80     17.94

                   RATIOS/SUPPLEMENTAL DATA:
                   Net assets, end of year (millions)...........................  $  303    $  195    $  180    $  136    $   96
                   Ratio of expenses to average net assets......................%    .54       .54       .60       .62       .64
                   Ratio of net investment income to average net assets.........%   6.85      6.90      6.50      7.14      7.63
                   Portfolio turnover rate......................................%     53        55        26        12        15

                   QUALITY RATINGS AND PORTFOLIO CHARACTERISTICS AS OF DECEMBER 31, 1995
                   -------------------------------------------------------------------------------------------------------------

                   Moody's/
                   Standard & Poor's                   % of                Portfolio
                   Quality Ratings                     Fund                Characteristics
                   -----------------                  ------               ---------------
                   U.S. Government Securities          58.7                S.E.C. 30 Day Yield  6.41%
                   Aaa/AAA                             13.5                Average Quality       AA+
                   Aa/AA                                1.9                Average Maturity    10.7 years
                   A/A                                 17.0                Effective Duration   4.9 years
                   Baa/BBB                              5.1
                   Ba/BB                                3.8
                                                      ------
                                                      100.0%

    In calculating the quality sector weightings, the lower of Moody's or Standard & Poor's ratings were used for each individual security. U.S. Government Securities represent obligations issued or guaranteed by the U.S. Government and its agencies. The Aaa/AAA rating includes the Fund's investments in short-term demand notes and commercial paper. Average Maturity is a market-weighted average calculation using the final maturity date on the U.S. Treasury, Federal Agency and corporate bonds, and the calculated average-life date based on conservative prepayment assumptions on mortgage pass-throughs and collateralized mortgage obligations. Effective Duration is a measure of the Fund's exposure to changes in the level of interest rates; it is an estimate of the percentage change in price for a 1% absolute change in interest rates.


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


                   Portfolio of Investments                                                                   December 31, 1995
                   ------------------------------------------------------------------------------------------------------------
                     PAR VALUE                                                                                     MARKET VALUE
BONDS:             U.S. TREASURY: 19.0%
94.1%              $ 8,500,000     U.S. Treasury Notes, 6 1/2%, 1996............................................   $  8,590,270
                    15,000,000     U.S. Treasury Notes, 7 1/4%, 1996............................................     15,182,850
                    22,000,000     U.S. Treasury Notes, 7 7/8%, 1996............................................     22,323,180
                     7,000,000     U.S. Treasury Bonds, 14%, 2011, Callable 2006................................     11,610,130
                                                                                                                   ------------
                                                                                                                     57,706,430
                   FEDERAL AGENCY: 0.2%
                       562,000     Patriot II Shipping-Leo U.S. Govt. Gtd. Title XI, 8%, 2003...................        575,229

                   FEDERAL AGENCY MORTGAGE PASS-THROUGH, CMO* AND REMIC**: 39.7%
                       131,328     Federal Home Loan Mtge. Corp. Group 54-1078, 6%, 2003........................        130,830
                       156,759     Federal Home Loan Mtge. Corp. Group 25-5222, 7%, 2003........................        157,638
                     3,056,679     Federal Home Loan Mtge. Corp. Group 25-6654, 8%, 2003........................      3,168,034
                       474,392     Federal Home Loan Mtge. Corp. Group 18-0233, 7%, 2006........................        483,258
                       252,916     Federal Home Loan Mtge. Corp. Group 26-0478, 7%, 2006........................        254,975
                       956,383     Federal Home Loan Mtge. Corp. Group 27-2784, 7 1/4%, 2008....................        979,499
                       276,892     Federal Home Loan Mtge. Corp. Group 53-0142, 7 1/2%, 2008....................        287,422
                       670,667     Federal Home Loan Mtge. Corp. Group 18-8028, 8%, 2008........................        696,374
                       558,787     Federal Home Loan Mtge. Corp. Group 18-9269, 8%, 2008........................        582,468
                       507,413     Federal Home Loan Mtge. Corp. Group 29-0537, 8%, 2009........................        532,362
                     1,041,272     Federal Home Loan Mtge. Corp. Group 29-2668, 8%, 2009........................      1,082,590
                       399,582     Federal Home Loan Mtge. Corp. Group 26-0671, 8 1/4%, 2009....................        414,091
                       350,185     Federal Home Loan Mtge. Corp. Group 53-4727, 6 1/2%, 2012....................        351,911
                    10,000,000     Federal Home Loan Mtge. Corp. Multi PC Series 1209-H, 7%, 2005...............     10,159,300
                     9,900,000     Federal Home Loan Mtge. Corp. Multi PC Series 1258-EA, 8%, 2007..............     10,416,582
                    13,284,798     Federal Home Loan Mtge. Corp. Multi PC Series 1565-G, 6%, 2008...............     13,085,526
                    10,000,000     Federal Home Loan Mtge. Corp. Multi PC Series G-37 I, 6%, 2022...............      9,521,100
                     4,563,784     Federal Natl. Mtge. Assn. MBS Pool 57358, 6 1/4%, 2007.......................      4,598,286
                     9,345,664     Federal Natl. Mtge. Assn. MBS Pool 70255, 7 1/2%, 2007.......................      9,721,920
                     1,188,256     Federal Natl. Mtge. Assn. MBS Pool 478, 7 1/2%, 2011.........................      1,228,312
                     2,552,890     Federal Natl. Mtge. Assn. MBS Pool 151777, 8%, 2012..........................      2,709,382
                       751,804     Federal Natl. Mtge. Assn. MBS Pool 83014, 6 1/2%, 2013.......................        762,450
                     3,480,690     Federal Natl. Mtge. Assn. MBS Pool 260892, 8%, 2022..........................      3,639,479
                     3,000,000     Federal Natl. Mtge. Assn. PC 1992-109-J, 7%, 2007............................      3,049,590
                     9,000,000     Federal Natl. Mtge. Assn. PC 1994-72-J, 6%, 2023.............................      8,565,120
                    11,692,283     Govt. Natl. Mtge. Assn. Pool 780258, 7 1/2%, 2007............................     12,179,617
                       959,971     FBC Mtge. Sec. Trust IV-A2, 8.30%, 2009......................................        988,770
                    10,000,000     Veterans Affairs Vendee Mtge. Trust Series 1995-1C 3E, 8%, 2018..............     10,580,000
                     9,618,621     Veterans Affairs Vendee Mtge. Trust Series 1995-2D 4A, 9.2925%, 2025.........     10,339,152
                                                                                                                   ------------
                                                                                                                    120,666,038

       * CMO: Collateralized Mortgage Obligation
      ** REMIC: Real Estate Mortgage Investment Conduit


                See accompanying Notes to Financial Statements


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


                   Portfolio of Investments                                                                   December 31, 1995
                   ------------------------------------------------------------------------------------------------------------
                     PAR VALUE                                                                                     MARKET VALUE
BONDS              INDUSTRIAL: 10.5%
(Continued)        $ 2,650,000     Dayton-Hudson Corp. Debentures 9%, 2021......................................   $  3,152,679
                     1,000,000     Dayton-Hudson Corp. Debentures 9.70%, 2021...................................      1,269,010
                     4,435,000     Dayton-Hudson Corp. Debentures 8 7/8%, 2022..................................      5,217,733
                     3,000,000     Ford Holdings, Inc. Debentures 9 3/8%, 2020..................................      3,859,410
                     3,500,000     Ford Motor Co. Debentures 9.95%, 2032........................................      4,889,640
                     5,000,000     May Department Stores Notes 7 5/8%, 2013.....................................      5,437,150
                     4,500,000     Time Warner Entertainment Senior Debentures 8 3/8%, 2033.....................      4,802,490
                     2,500,000     Union Camp Corp. Debentures 9 1/4%, 2011.....................................      3,168,600
                                                                                                                   ------------
                                                                                                                     31,796,712
                   FINANCE: 9.1%
                     1,471,474     Banamex Export Funding Corp. Coll. Notes Series K, 5.74%, 1997...............      1,472,342
                     1,450,000     Barclays North American Capital Corp. Notes 9 3/4%, 2021, Callable 2001......      1,723,934
                     1,000,000     CIGNA Corp. Debentures 7.65%, 2023...........................................      1,029,310
                       500,000     Export Finance Corp. Coll. MTN Series I, 8.16%, 1996.........................        503,520
                     1,955,000     First Nationwide Bank Subordinated Debentures 10%, 2006......................      2,363,419
                     1,600,000     General Electric Capital Services Subordinated Notes 7 1/2%, 2035............      1,814,384
                     8,000,000     GMAC Put Bonds 8 7/8%, 2010, Putable 2000/2005...............................      9,789,520
                     4,500,000     ITT Hartford Group Notes 8.30%, 2001.........................................      4,986,810
                     4,000,000     Norwest Corp. MTN 6 1/2%, 2005...............................................      4,090,960
                                                                                                                   ------------
                                                                                                                     27,774,199
                   INTERNATIONAL AGENCY: 5.9%
                     4,150,000     European Investment Bank Bonds 10 1/8%, 2000.................................      4,891,854
                     3,300,000     European Investment Bank Bonds 9 1/8%, 2002..................................      3,876,213
                     8,750,000     Inter-American Development Bank Debentures 7 1/8%, 2023, Callable 2003.......      8,991,325
                                                                                                                   ------------
                                                                                                                     17,759,392
                   TRANSPORTATION: 4.8%
                     2,590,000     AMR Corp. Debentures 9.88%, 2020.............................................      3,175,107
                     5,000,000     AMR Corp. Debentures 9 3/4%, 2021............................................      6,075,150
                     2,630,000     Consolidated Rail Corp. Debentures 9 3/4%, 2020..............................      3,557,022
                       400,000     Norfolk & Western Railroad Equipment Trust Certificate 10 1/8%, 2000.........        468,504
                     1,000,000     Seaboard Coast Line Railroad Equipment Trust Certificate 11 1/4%, 1999.......      1,156,370
                                                                                                                   ------------
                                                                                                                     14,432,153
                   CANADIAN: 4.3%
                     4,100,000     Canadian Pacific Ltd. Debentures 9.45%, 2021.................................      5,230,616
                     6,000,000     Hydro-Quebec Debentures 9 1/2%, 2030.........................................      7,783,620
                                                                                                                   ------------
                                                                                                                     13,014,236
                   PUBLIC UTILITIES: 0.6%
                     1,500,000     Idaho Power Co. 1st Mortgage Bonds 9 1/2%, 2021, Callable 2001...............      1,779,195
                                                                                                                   ------------
                                        TOTAL BONDS (cost $269,005,595).........................................    285,503,584
                                                                                                                   ------------

                See accompanying Notes to Financial Statements


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


                   Portfolio of Investments                                                                   December 31, 1995
                   ------------------------------------------------------------------------------------------------------------
                     PAR VALUE                                                                                     MARKET VALUE
SHORT-TERM          $1,000,000     American Express Co., Commercial Paper 5.65%, 1996...........................   $  1,000,000
INVESTMENTS:         1,521,047     General Mills Inc., Variable Demand Note 5.58%, 1996.........................      1,521,047
3.8%                 2,315,905     Pitney Bowes Credit Corp., Variable Demand Note 5.49%, 1996..................      2,315,905
                     4,745,723     Sara Lee Corp., Variable Demand Note 5.47%, 1996.............................      4,745,723
                     1,977,041     Southwestern Bell Telephone Co., Variable Demand Note 5.72%, 1996............      1,977,041
                                                                                                                   ------------
                                        TOTAL SHORT-TERM INVESTMENTS (cost $11,559,716).........................     11,559,716
                                                                                                                   ------------
                   TOTAL INVESTMENTS (cost $280,565,311).........................        97.9%                      297,063,300
                   OTHER ASSETS LESS LIABILITIES.................................         2.1                         6,260,655
                                                                                        -----                      ------------
                   TOTAL NET ASSETS..............................................       100.0%                     $303,323,955
                                                                                        =====                      ============

                See accompanying Notes to Financial Statements


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


                   Statement of Assets and Liabilities                                       December 31, 1995
                   -------------------------------------------------------------------------------------------
                   ASSETS:
                   Investments (identified cost $280,565,311) at market quotations..........      $297,063,300
                   Cash.....................................................................         2,131,456
                   Interest accrued.........................................................         4,070,259
                   Receivable for investments sold..........................................           146,475
                   Deferred charges.........................................................             6,282
                                                                                                  ------------
                                                                                                   303,417,772
                                                                                                  ------------
                   LIABILITIES:
                   Payable for Fund shares redeemed.........................................            82,864
                   Accounts payable.........................................................            10,953
                                                                                                  ------------
                                                                                                        93,817
Net asset value                                                                                   ------------
per share $12.02        NET ASSETS..........................................................      $303,323,955
                                                                                                  ============
Capital
shares             NET ASSETS CONSIST OF:
outstanding        Paid in capital..........................................................      $286,983,673
25,233,189         Accumulated undistributed net investment income..........................           205,152
(par value         Accumulated undistributed net realized loss on investments...............          (362,859)
$.01 each,         Net unrealized appreciation on investments...............................        16,497,989
authorized shares                                                                                 ------------
100,000,000)                                                                                      $303,323,955
                                                                                                  ============

                See accompanying Notes to Financial Statements

                   Condensed Financial Information
                   --------------------------------------------------------------------------------------------------
                                                            Net Asset Value Per Share         Distributions Per Share
                                                            -------------------------         -----------------------
                   Year Ended                                                                                 Capital
                   December 31        Net Assets            Actual          Adjusted*         Income            Gains
                   --------------------------------------------------------------------------------------------------
                   1989             $ 32,762,573            $10.68             $10.69          $ .69            $.01
                   1990               52,086,033             10.61              10.63            .81             .01
                   1991               96,219,763             11.59              11.65            .82             .03
                   1992              136,261,902             11.55              11.70            .82             .09
                   1993              180,032,487             11.89              12.21            .78             .17
                   1994              195,373,985             10.74              11.07            .76             .05
                   1995              303,323,955             12.02              12.45            .78             .06**
                                                                                               -----            ----
                                                                                               $5.46            $.42
                                                                                               =====            ====

                    * Adjusted for assumed reinvestment of capital gains
                      distributions.

                   ** The capital gains distribution of $.06 per share includes a net short-term capital gain of $.03 per share which was distributed to shareholders as ordinary income.


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


                   Statement of Operations                                            Year Ended December 31, 1995
                   -----------------------------------------------------------------------------------------------
                   INVESTMENT INCOME:
                   Interest........................................................................    $17,443,770

                   EXPENSES:
                   Management fees (Note 2)........................................................      1,045,074
                   Custodian fees..................................................................         40,234
                   Transfer agent fees.............................................................         27,822
                   Audit fees......................................................................         29,600
                   Legal fees (Note 2).............................................................          7,867
                   Shareholder reports.............................................................         39,167
                   S.E.C. and state registration fees..............................................         53,898
                   Directors' fees.................................................................         12,000
                   Miscellaneous...................................................................         15,342
                                                                                                       -----------
                                                                                                         1,271,004
                                                                                                       -----------
                   NET INVESTMENT INCOME...........................................................     16,172,766
                                                                                                       -----------
                   REALIZED AND UNREALIZED GAIN
                     ON INVESTMENTS:
                     Net realized gain on investments (excluding short-term investments)...........      1,800,568
                     Change in unrealized appreciation of investments..............................     24,346,915
                                                                                                       -----------
                         Net realized and unrealized gain on investments...........................     26,147,483
                                                                                                       -----------
                   NET INCREASE IN NET ASSETS
                     RESULTING FROM OPERATIONS.....................................................    $42,320,249
                                                                                                       ===========

                See accompanying Notes to Financial Statements


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


                   Statement of Changes in Net Assets                                                Year Ended December 31,
                   ---------------------------------------------------------------------------------------------------------
                                                                                                     1995               1994
                   OPERATIONS:
                   Net investment income.................................................    $ 16,172,766       $ 13,281,313
                   Net realized gain (loss) on investments...............................       1,800,568           (714,895)
                   Net change in unrealized appreciation (depreciation)..................      24,346,915        (18,113,134)
                                                                                             ------------       ------------
                   Net increase (decrease) in net assets from operations.................      42,320,249         (5,546,716)
                                                                                             ------------       ------------
                   DISTRIBUTIONS TO SHAREHOLDERS FROM:
                   Net investment income.................................................     (16,120,304)       (13,157,967)
                   Net realized gain from investment transactions........................      (1,448,533)          (793,013)
                                                                                             ------------       ------------
                   Total distributions to shareholders...................................     (17,568,837)       (13,950,980)
                                                                                             ------------       ------------
                   CAPITAL SHARE TRANSACTIONS:
                   Amounts received from sale of shares..................................     137,967,192         72,687,480
                   Net asset value of shares issued in connection with
                   reinvestment of dividends from net investment income
                   and from distribution of net realized gain on investments.............       9,874,550          8,362,194
                                                                                             ------------       ------------
                                                                                              147,841,742         81,049,674
                   Amounts paid for shares redeemed......................................     (64,643,184)       (46,210,480)
                                                                                             ------------       ------------
                   Net increase from capital share transactions..........................      83,198,558         34,839,194
                                                                                             ------------       ------------
                   Total increase in net assets..........................................     107,949,970         15,341,498

                   NET ASSETS:
                   Beginning of year.....................................................     195,373,985        180,032,487
                                                                                             ------------       ------------
                   End of year (including undistributed net investment income
                   of $205,152 and $152,690, respectively)...............................    $303,323,955       $195,373,985
                                                                                             ============       ============

                   Shares sold...........................................................      11,803,101          6,436,642
                   Shares issued in connection with reinvestment
                   of dividends from net investment income and
                   from distribution of net realized gain on investments.................         844,987            754,949
                   Shares redeemed.......................................................      (5,606,147)        (4,137,249)
                                                                                             ------------       ------------
                   Net increase in shares outstanding....................................       7,041,941          3,054,342
                                                                                             ============       ============

                See accompanying Notes to Financial Statements


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                                      10

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


    Notes to Financial Statements
    ----------------------------------------------------------------------------

1 Dodge & Cox Income Fund commenced offering its shares to the public on January 3, 1989. The Fund is registered under the Investment Company Act of 1940, as amended, as a diversified open-end management company. The Fund consistently follows accounting policies which are in conformity with generally accepted accounting principles for investment companies. Significant policies are: (a) Investments are stated at market value based on latest quoted prices; (b) Security transactions are accounted for on the trade date. Gains and losses on securities sold are determined on the basis of identified cost. Interest income is recorded on the accrual basis and dividend income is recorded on the ex-dividend date; (c) Distributions to shareholders of income and capital gains are reflected in the net asset value per share computation on the date following the date of record; (d) No provision for Federal income taxes has been included in the accompanying financial statements since the Fund intends to distribute all of its taxable income and otherwise continue to comply with requirements for regulated investment companies.

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

2 Under a written agreement, the Fund pays an annual management fee of 5/10 of 1% of the Fund's average weekly net asset value up to $100 million and 4/10 of 1% of the Fund's average weekly net asset value in excess of $100 million to Dodge & Cox, a corporation and manager of the Fund. The agreement further provides that Dodge & Cox shall waive its fee to the extent that such fee plus all other ordinary operating expenses of the Fund exceed 1% of the average weekly net asset value for the year. No waiver of management fee was required for 1995 under this agreement. All officers and four of the directors of the Fund are officers and employees of Dodge & Cox. Those directors who are not affiliated with Dodge & Cox receive from the Fund an annual fee of $1,000 and an attendance fee of $500 for each meeting of the Board of Directors attended. The Fund does not pay any other remuneration to its officers or directors. Legal fees are paid to Heller, Ehrman, White & McAuliffe, legal counsel for the Fund. Robert C. Harris, an employee of that firm, was a director of the Fund until December 31, 1995.

3 For the year ended December 31, 1995, purchases and sales of securities, other than short-term securities, aggregated $190,269,918 and $119,877,771, respectively, of which U.S. government obligations aggregated $156,461,696 and $101,130,959, respectively. At December 31, 1995, the cost of investments for Federal income tax purposes was equal to the cost for financial reporting purposes. Net unrealized appreciation aggregated $16,497,989, of which $16,823,859 represented appreciated securities and $325,870 represented depreciated securities.


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                                      11

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


    Report of Independent Accountants
    ----------------------------------------------------------------------------

    To the Directors and Shareholders of Dodge & Cox Income Fund

    In our opinion, the accompanying statement of assets and liabilities, including the portfolio of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Dodge & Cox Income Fund (the "Fund") at December 31, 1995, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 1995 by correspondence with the custodian, provide a reasonable basis for the opinion expressed above.


    PRICE WATERHOUSE LLP
    San Francisco, California

    January 23, 1996


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


    Officers and Directors
    ----------------------------------------------------------------------------

    A. Horton Shapiro, President and Director
    Senior Vice-President, Dodge & Cox

    John A. Gunn, Vice President and Director
    President, Dodge & Cox

    W. Timothy Ryan, Secretary-Treasurer
    and Director
    Senior Vice-President, Dodge & Cox

    Dana M. Emery, Assistant
    Secretary-Treasurer and Director
    Vice-President, Dodge & Cox

    Max Gutierrez, Jr., Director
    Partner, Brobeck, Phleger & Harrison, Attorneys

    Frank H. Roberts, Director
    Retired Partner, Pillsbury, Madison & Sutro, Attorneys

    John B. Taylor, Director
    Professor of Economics, Stanford University

    Will C. Wood, Director
    Principal, Kentwood Associates, Financial Advisers

    ----------------------------------------------------------------------------

    MANAGERS
    Dodge & Cox
    One Sansome Street, 35th Floor
    San Francisco, California 94104
    Telephone (415) 981-1710

    CUSTODIAN & TRANSFER AGENT
    Firstar Trust Company
    P. O. Box 701
    Milwaukee, Wisconsin 53201-0701
    Telephone (800) 621-3979

    INDEPENDENT ACCOUNTANTS
    Price Waterhouse LLP
    San Francisco, California

    LEGAL COUNSEL
    Heller, Ehrman, White & McAuliffe
    San Francisco, California



    ----------------------------------------------------------------------------
    This report is submitted for the general information of the shareholders of the Fund. The report is not authorized for distribution to prospective investors in the Fund unless it is accompanied by an effective prospectus.


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                  Income Fund








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                                      14

                                  DODGE & COX
======================================---=======================================
                                  Income Fund


                   General Information
                   -------------------------------------------------------------

DODGE & COX        The Fund enables investors to obtain the benefits of
INCOME FUND        experienced and continuous investment supervision. The Fund is invested in a diversified portfolio of fixed-income securities with the primary objective of providing shareholders with a high and stable rate of current income consistent with long-term preservation of capital.

INVESTMENT         Since 1930, Dodge & Cox has been providing professional
COUNSEL            investment management for individuals, trustees,
MANAGEMENT         corporations, pension and profit-sharing funds, and
                   charitable institutions. In addition, Dodge & Cox manages the Dodge & Cox Balanced Fund and the Dodge & Cox Stock Fund.
                   Dodge & Cox is not engaged in the brokerage business nor in the business of dealing in or selling securities.

NO SALES CHARGE    There are no commissions on the purchase or redemption of
                   shares of the Fund.

GIFTS Dodge & Cox Income Fund shares provide a convenient method for making gifts to children and to other family members. Fund shares may be held by an adult custodian for the benefit of a minor under a Uniform Gifts/Transfers to Minors Act. Trustees and guardians may also hold shares for a minor's benefit.

REINVESTMENT       Shareholders may direct that dividend and capital gains
PLAN               distributions be reinvested in additional Fund shares.

AUTOMATIC          Shareholders may make regular monthly or quarterly
INVESTMENT PLAN    investments of $100 or more through automatic deductions from their bank accounts.

WITHDRAWAL PLAN    Shareholders owning $10,000 or more of the Fund's shares may elect to receive periodic monthly or quarterly payments of at least $50. Under the plan, all dividend distributions are automatically reinvested at net asset value with the periodic payments made from the proceeds of the redemption of sufficient shares.

                   The above plans are completely voluntary and involve no service charge of any kind.

IRA PLAN The Fund has available an Individual Retirement Plan (IRA) for shareholders of the Fund.

                   Fund literature and details on all of these Plans are available from the Fund upon request.

                   DODGE & COX INCOME FUND
                   c/o Firstar Trust Company
                   P.O. Box 701
                   Milwaukee, Wisconsin 53201-0701
                   Telephone (800) 621-3979


======================================---=======================================